EXHIBIT 99.1

PRESS RELEASE                          Source: Steel Partners Holdings L.P.

Steel Partners Holdings L.P. Reports Second Quarter Financial Results

New York, NY - August 14, 2012 -- Steel Partners Holdings L.P.'s (NYSE: SPLP) (“SPH” or the “Company”) operating results for the second quarter and six months ended June 30, 2012 are summarized in the following paragraphs. Please read the Company's Form 10-Q, which can be found at www.steelpartners.com, for a full discussion of the operating results.

SPH reported revenue of $227.5 million for the three months ending June 30, 2012 as compared to $197.2 million for the same period of 2011. Income before taxes and equity method investments was $30.1 million in the second quarter of 2012 as compared to $11.0 million in 2011. Net loss attributable to the Company's common unitholders for the second quarter of 2012 was $10.2 million, or $0.33 per diluted common unit, as compared to net income of $12.6 million, or $0.50 per diluted common unit, for the same period in 2011.

For the six months ended June 30, 2012 revenues were $413.5 million as compared to $372.3 million for the same period in 2011. Income before taxes and equity method investments was $30.0 million for the six months of 2012 as compared to $26.4 million in 2011. Net income attributable to the Company's common unitholders for the six months ended June 30, 2012 was $35.7 million, or $1.27 per diluted common unit, as compared to $25.1 million, or $0.95 per diluted common unit, for the same period of 2011.

Financial Summary ($000s)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

Revenues	$227,460	$197,174	$413,482	$372,274
Costs and Expenses	197,314	186,159	383,457	345,872
Income before taxes and equity method investments	30,146	11,015	30,025	26,402
Income tax (provision) benefit	(16,791)	(1,323)	(18,663)	4,284
(Loss) Income of associated companies, net of taxes	(21,921)	12,983	28,619	14,841
Income (Loss) from other investments - related party	1,790	(905)	(9,010)	(9,189)
Income (loss) from investments held at fair value	340	8	8,978	(1,556)
Net (loss) income from continuing operations	(6,436)	21,778	39,949	34,782
(Loss) Income from discontinued operations	(567)	(280)	3,186	1,847
Net (loss) income	(7,003)	21,498	43,135	36,629
(Income) attributable to noncontrolling interests	(3,234)	(8,901)	(7,402)	(11,541)
Net (loss) income attributable to common unit holders	$(10,237)	$12,597	$35,733	$25,088

Net (loss) income per common unit - basic	$(0.33)	$0.50	$1.27	$0.99
Net (loss) income per common unit - diluted	$(0.33)	$0.50	$1.27	$0.95

Segment Results

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Revenue:
Diversified industrial	$209,421	$195,746	$388,952	$354,153
Financial services	4,099	3,076	8,135	6,337
Corporate	13,940	(1,648)	16,395	11,784
Total	$227,460	$197,174	$413,482	$372,274
Income (loss) from continuing operations before income taxes:
Diversified industrial	$7,217	$29,415	$47,799	$35,791
Financial services	2,070	1,280	4,366	2,415
Corporate	1,068	(7,594)	6,447	(7,708)
Income from continuing operations before income taxes	10,355	23,101	58,612	30,498
Income tax (provision) benefit	(16,791)	(1,323)	(18,663)	4,284
Net (loss) income from continuing operations	$(6,436)	$21,778	$39,949	$34,782
(Loss) Income from equity method investments:
Diversified industrial	$(10,720)	$9,785	$10,157	$11,429
Corporate	(9,411)	2,293	9,452	(5,777)
Total	$(20,131)	$12,078	$19,609	$5,652

Our Company
SPH is a global diversified holding company that engages in multiple businesses through consolidated subsidiaries, associated companies and other interests.  We own and operate businesses and have significant interests in leading companies in various industries, including diversified industrial products, energy, defense, banking, insurance, food products and services, oilfield services, sports, training, education, and the entertainment and lifestyle industries.
Forward-Looking Statements
This press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that reflect SPH's current expectations and projections about its future results, performance, prospects and opportunities.  SPH has tried to identify these forward-looking statements by using words such as “may”, “should,” “expect,” “hope,” “anticipate,” “believe,” “intend,” “plan,” “estimate” and similar expressions.  These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties and other factors that could cause its actual results, performance, prospects or opportunities in 2012 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements.  These factors include, without limitation, SPH's subsidiaries need for additional financing and the terms and conditions of any financing that is consummated, customers' acceptance of its new and existing products, the risk that the Company will not be able to compete successfully, and the possible volatility of the Company's unit price and the potential fluctuation in its operating results.  Although SPH believes that the expectations reflected in these forward-looking statements are reasonable and achievable, such statements involve significant risks and uncertainties and no assurance can be given that the actual results will be consistent with these forward-looking statements.  Investors should read carefully the factors described in the “Risk Factors” section of the Company's filings with the SEC, including the Company's Form 10-K for the year ended December 31, 2011 for information regarding risk factors that could affect the Company's results.  Except as otherwise required by federal securities laws, SPH undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.
Investor contact: Steel Partners Holdings GP Inc.
James F. McCabe, Jr., Chief Financial Officer
212-520-2300